Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission.  Asterisks denote omissions.

Product License and Supply Agreement

Parties

This Product License and Supply Agreement (the “Agreement”) is effective January 1, 2007 (the “Effective Date”), by and between

CollaGenex Pharmaceuticals, Inc. with offices at 41 University Drive, Newtown, Pennsylvania 18940, USA (“CollaGenex”), and

MediGene AG, with offices at  Lochhamer Strasse 11, DE82152 Planegg/Martinsried, Germany (“MediGene”).

Recitals

WHEREAS, CollaGenex filed and on 27 May, 2006 the U.S. Food and Drug Administration approved, New Drug Application 50/805 covering the marketing and sale of a 40mg controlled release doxycycline monohydrate capsule conforming to the specifications described in such application (such product being referred to as the “Product”), and

WHEREAS, CollaGenex filed a Request for Marketing Authorisation for the Product with the U.K. Medicines and Healthcare Regulatory Agency on February 27, 2006 under file number PL 27682/0001 (the “RMA”) pursuant to the decentralized approval procedure of the European Community, identifying as concerned member states those countries identified with an *asterisk on Exhibit A, and at or about the same time filed a national application seeking marketing authorization for the Product in Switzerland;

WHEREAS, CollaGenex is the owner or licensee of various Patents and Trademarks more fully set out below, which cover the Product;

WHEREAS, MediGene intends to build a direct sales force to specialize in the sale of pharmaceuticals used to treat dermatological indications, which sales force will directly call on dermatologists in selected countries in the Territory (as defined below) and intends to sublicense the manufacture, marketing, distribution and sale of the Product in the other countries in the Territory; and

WHEREAS, CollaGenex wishes to license the right to manufacture, market, distribute and sell the Product in the Territory and MediGene is willing and able to so and wishes to accept such license.

CollaGenex and MediGene (each a “Party”) Agree As Follows:

DEFINITIONS

In this Agreement, the following terms appear as defined terms in more than one place and have the meanings ascribed to them in the following sections or paragraphs:

Agreement	Preamble
Annual Accounting Period	3(b)
Batch	7(d)
Business Day	7(e)
Calendar Day	4(e)
CollaGenex	Preamble
Confidential Information	19
Cure Payment	16(b)(i)
Force Majeure	20
Know How	2(c)
License	1 (a)
Licensed Assets	1(a)
Losses	22 (e)
MediGene	Preamble
Minimum Sales	5(c)
Net Sales	4(d)
Party(ies)	Preamble
Patent(s)	2(a)
Payment	14(b)
Product(s)	Preamble
Product Data	2(d)
Product Know How	2(c)
Purchase Period	7(a)
Quarterly Report	4(e)
RMA	Preamble
RMA Approval	4(c)
Specifications	7(b)
Technology Transfer Agreement	12(d)
Term	16(a)
Territory	1(d)
Trade Mark	2(b)
Transfer Price	8(a)

1.             Grant of License.

(a)                    Exclusive License.  CollaGenex grants to MediGene an exclusive royalty bearing license and, as the case may be, an exclusive royalty bearing sublicense (the “License”) under the Patents, the Trademarks, the Product Know-How and the Product Data (all as defined below and collectively referred to as the “Licensed Assets”) to the extent necessary to obtain marketing authorisations for, and to manufacture,  have manufactured, to market, have marketed, to distribute, have distributed, and to sell and have sold the Product in the field of dermatology in the Territory.

(b)                   Right to Sublicense.   All licenses granted under this Agreement shall include the right to grant sublicenses subject to the appropriate terms hereof being accepted by any sublicensee, and on the express understanding that any such sublicense shall not affect the performance or other obligations of MediGene hereunder.

(c)                    Exclusivity.  CollaGenex shall not itself, and shall not authorise any other party to, market, distribute, or sell the Product in the Territory, nor will CollaGenex market, distribute or sell in the Territory any other systemic product approved for the treatment of acne or rosacea and having as its active ingredient doxycycline.  Nothing in this paragraph shall preclude CollaGenex from authorizing any other party to, or itself deciding to, develop or market or sell in the Territory a systemic product approved for the treatment of a clinical indication outside dermatology and having as its active ingredient doxycycline.

(d)                   Territory.  The “Territory” shall mean those countries listed on Exhibit A. MediGene shall not sell the Products outside the Territory, nor to any other person that - to MediGene’s best knowledge - is selling or that intends to sell the Products outside the Territory.

(e)                    Imports Into Territory.  CollaGenex shall use its best efforts to ensure that Products are not imported into the Territory from any other geography and shall immediately respond to any report of such activity and shall take appropriate measures to halt it.

(f)                      Non-Compete; Non-solicitation.  MediGene agrees that, in consideration for receiving and acquiring this License, it will not, for the term of this Agreement and for a period of one year thereafter, except in case of expiration of the Agreement according to sec. 16(a), market, distribute or sell any product which is an oral systemic therapy for dermatological conditions containing doxycycline or any chemically modified tetracyclines, neither will it solicit the employment of any employee of CollaGenex.

2.             Licensed Assets.

(a)                    Patents.  The “Patents” covered by this Agreement include all the patents and patent applications, utility models and designs related to the Product as of the Effective Date and at any time during the Term of this Agreement, which are necessary or appropriate to market, distribute, sell and manufacture the Product in the Territory, which are under control of CollaGenex. The patents and patent applications as of the Effective Date are listed and grouped on Exhibit B and include

(i)                                The SUNY Patent(s), of which CollaGenex is the exclusive licensee in the field of dermatology, and to which CollaGenex grants MediGene a sublicense pursuant to this Agreement;

(ii)                             The Supernus Patent(s), of which CollaGenex is the exclusive licensee in the field of dermatology, and to which CollaGenex grants MediGene a sublicense pursuant to this Agreement;

(iii)                          The CollaGenex Patents, of which CollaGenex is the owner and to which CollaGenex grants MediGene a license pursuant to this Agreement.

Included in the Patents are furthermore corresponding foreign intellectual property rights having the same priority dates and patent applications that claim priority in whole or in part from the specified foreign intellectual property rights including but not limited to continuations, continuations-in-part, divisionals, reexaminations and reissues of such foreign intellectual property rights.

(b)                   Trademarks.  The “Trademarks” covered by this Agreement include all the trademarks listed on Exhibit B, provided, however, that CollaGenex grants MediGene the right but does not impose on it the obligation to use such trademarks for the purpose of promoting the Products.  CollaGenex may at any time remove any Trademark from Exhibit B upon notice to MediGene if, at such time, MediGene has not informed CollaGenex of its intention to use such Trademark.  MediGene shall be free to use its own trademarks for the purpose of marketing, distribution, sale and manufacturing of the Products.  If MediGene elects to use the Trademarks, it shall use them only in connection with the promotion of the Products and shall not alter, modify or otherwise change the Trademarks. If changes to or of Trademarks are necessary due to legal, regulatory or other aspects based on a good faith determination by MediGene, Parties will jointly discuss how to implement such changes without diminishing the goodwill attaching to any Trademark anywhere in the world and in light of such discussions CollaGenex will not unreasonably withhold  approval to such changes. CollaGenex further agrees that MediGene may use its own name and logo in connection with such trademarks, provided that the manner of such use has first been approved by CollaGenex, such approval not unreasonably withheld or delayed. Nothing in this limited grant of rights shall imply that either Party acquires, nor will it acquire, any further rights whatever in or to the trademarks or trade names of the other Party

(c)                    Product Know-How. The “Product Know-How” covered by this agreement means all Know-How (as defined below) related to the Product which is under control of CollaGenex as of the Effective Date or is created during this Agreement, which is not covered by the Patents but is necessary or useful to market, distribute, sell or manufacture the Product. As used in this Agreement, “Know-How” shall mean tangible and intangible: techniques, technology, practices, trade secrets, discoveries, inventions, methods, formulas, knowledge, know-how, skill, experience, tests, assays, test data and results (including pharmacological, toxicological, pre-clinical and clinical test data and results), technical, non-technical, analytical and quality control data, results or descriptions, drawings, plans, diagrams, software and algorithms.

(d)                   Product Data  The “Product Data” covered by this Agreement shall include all the data included in the RMA, and such other data referenced therein or otherwise under the control of CollaGenex relating to the development, manufacture, use or sale of the Product as MediGene may reasonably request in order to carry out the intentions of this Agreement.

3.             Consideration.

(a)                    Execution Payment.  In consideration for the grant of the above license, MediGene will pay U.S. $5 million to CollaGenex within 30 days after execution of this Agreement.

(b)                   First Sales Milestone.  MediGene will pay CollaGenex U.S. $[**] when  aggregate revenues required by GAAP to be reported from sales of the Product in the Territory for the first time exceed U.S. $[**] in any twelve month period adopted by MediGene as a financial year for purposes of its financial reporting (an “Annual Accounting Period”).

(c)                    Second Sales Milestone.  MediGene will pay CollaGenex U.S. $[**] when  aggregate revenues required by GAAP to be reported from sales of the Product in the Territory for the first time exceed U.S. $[**] in any Annual Accounting Period, provided, however, that in the event that both the first and the second sales milestones described in Sections 3 (b) and 3(c) occur are passed in the same Annual Accounting Period, both milestone payments, for a combined amount of U.S. $7.5 million, would be payable in the same Annual Accounting Period. For the avoidance of doubt the Milestone payments under Sec. 3 (b) and 3 (c) shall under no circumstances exceed the aggregate amount of U.S. $ 7.5 million.

(d)                   Accounts and Exchange Rate.  Payments according to Sec. 3 (b) an 3 (c) shall be paid within 30 days after the annual accounts of MediGene have been audited by the certified public accountant of MediGene. All Payments hereunder shall be payable in united States dollars using the arithmetic average of the daily exchange rates (U.S.$/€) during the Annual Accounting Period, for which a milestone payment shall be made, taken from the Wall Street Journal, Eastern U.S. Edition or, if such exchange rates are not available with respect to any given day, from Reuters Daily Rate Report.

(e)                    Russian Milestone. MediGene will pay CollaGenex [**] of any lumpsum payments received from distributors or sub-licensees within 3 years of the execution of a sub-license or similar agreement providing such distributor or sublicensee with the right to market and sell the Product in Russia. Such payments shall be made to CollaGenex within 30 days of receipt by MediGene of the corresponding payment.

4.             Royalties.

(a)                    Running Royalty.  MediGene shall pay to CollaGenex a running royalty as follows:

(i)                                12% of Net Sales on the first U.S. $10 million of Net Sales in any Annual Accounting Period; and

(ii)                             15% of Net Sales on Net Sales in excess of U.S. $10 million in any Annual Accounting Period.

(b)                   Renegotiation of Royalty.  For so long as MediGene does not exercise its right to manufacture, the above rates may be renegotiated if the Transfer Price (as defined below) exceeds [**]% of average unit sales price required by GAAP to be reported from sales of the Products in those countries identified as Concerned Member States in the RMA in any Annual Accounting Period.

(c)                    Minimum Royalties.  At any time after CollaGenex has obtained “RMA Approval” (being the national marketing authorisation in Germany and U.K.) royalties payable to CollaGenex shall be no less than:

(i)                                U.S. $[**] in the Annual Accounting Period relating predominantly to 2007,

(ii)                             U.S. $[**] in the Annual Accounting Period relating predominantly to 2008;

(iii)                          U. S. $[**] in the Annual Accounting Period relating predominantly to 2009, and in all Annual Accounting Periods thereafter.

provided, however, that the amounts may be reduced in the manner set out in the attached Exhibit D if RMA Approval is not obtained before [**];

(d)                   Net Sales.  For the purposes of this Agreement, “Net Sales” shall mean aggregate amounts received from sales of the Products in the Territory by MediGene or its sublicensees, less all trade or quantity discounts or rebates actually allowed, discounts or rebates actually allowed to government or non-government healthcare providing organizations, returns, and prompt payment discounts, calculated according to GAAP consistently applied.

(e)                    Reports.  Within [**] Business Days of the end of each [**], MediGene shall provide CollaGenex with a non-binding pro-forma estimate of Net Sales of the Product in the Territory during such [**].  Within [**] calendar days (each day counted on the calendar being considered a “Calendar Day” whether or not business is conducted on such day) of the end of each calendar [**] (or whatever [**] date MediGene shall adopt for purposes of its financial reporting), MediGene shall submit to CollaGenex a report setting out the prescriptions, unit sales and selling prices of the Product in the Territory in such [**] in sufficient detail, but not including any customer data, to substantiate its calculation of the royalty payable in respect of such [**] (the “[**] Report”).

(f)                      Payments and Exchange Rate.  All payments required under this Section shall be calculated in Euros and made in United States dollars using the arithmetic average of the daily exchange rates (e.g., Dollar/Euro), during the quarterly accounting period covered by the relevant royalty calculation, taken from The Wall Street Journal , Eastern U.S. Edition or, if such exchange rates are not available with respect to any given day, from the Reuters Daily Rate Report. Such amounts will then be delivered for deposit to the account or accounts specified from time to time by CollaGenex within 60 Calendar Days of the end of the quarter in which they became due. The shortfall, if any, between paid royalties and Minimum Royalties,  will be paid together with the royalty payment for the fourth quarter of each Annual Accounting Period.

(g)                   Withholding Taxes.  MediGene shall be responsible for paying and for accounting for all withholding or other taxes for which the payor of any of the payments described above is legally responsible, and shall fully document any such payment which diminishes the amount of royalty or other payments due to CollaGenex.

(h)                   Right to Audit.  MediGene shall keep records in sufficient detail to permit the determination of Net Sales and royalties payable under this Agreement and, at the request and expense of CollaGenex, shall permit an independent certified public accountant, reasonably acceptable to both parties, to examine, in confidence, during ordinary business hours once in each Annual Accounting Period, subject to a thirty (30) day written notice by CollaGenex thereof, such records as may be necessary to verify or determine royalties or other payments paid or payable under this Agreement.  CollaGenex shall pay for such audits and inspections, except that in the event that any such audit covering at least four (4) calendar quarters reveals that, during the period covered by the audit, MediGene paid to CollaGenex less than ninety-five percent (95%) of the aggregate amount of Royalties that were due to CollaGenex with respect to such period, MediGene shall be obligated to reimburse CollaGenex for the reasonable out-of-pocket costs incurred by CollaGenex with respect to such audit.

5.             MediGene Promotional Obligations.

(a)                    Sales Force.  MediGene will, at its own expense, maintain, manage and compensate a direct sales force or a contractual sales force that calls on dermatologists in the Territory and at all times is believed by MediGene to be sufficient to achieve in excess of the Minimum Sales set out below.  MediGene shall ensure that such sales force is trained in the promotion and sale of the Product.  All costs related to the training of the sales force shall be borne by MediGene.

(b)                   Promotion.  MediGene shall use all reasonable legal efforts to promote and sell the Products in the Territory.  MediGene will be responsible at its own expense for designing and producing all promotional materials in compliance with applicable EU directives, provided, however, that CollaGenex shall make available to MediGene upon request examples of all promotional materials used by CollaGenex to promote the Product outside the Territory.

(c)                    Minimum Sales.  MediGene shall achieve, subject to CollaGenex’s diligent and timely fulfillment of obligations under this Agreement, at least the following aggregate levels of Net Sales of the Products in the Territory, during the following time periods (the “Minimum Sales”):

Annual Accounting Period relating predominantly to 2009              $[**]

Annual Accounting Periods after 2009 up to and until competition by systemic antibiotic products with submicrobial formulations or applications, including but not limited to incyclinide, is launched in the Territory            $[**]

provided, however, that these amounts may be [**] in the manner set out in the attached ExhibitD if RMA Approval is not obtained before [**]

The failure to achieve the Minimum Sales in 2009 or any subsequent Annual Accounting Period in which Minimum Sales have to be achieved shall trigger CollaGenex’s right of termination set out in Section 16 (b) (i).

6.             Marketing Authorisations

(a)                    RMA Approval.

(i)                                CollaGenex will use reasonable best efforts to achieve RMA Approval.

(ii)                             In case that RMA Approval is granted as a conditional approval any reasonable costs and expenses arising in connection with or fulfilling the conditions attached to such approval shall be borne

(A)           solely by CollaGenex if such condition is to be fulfilled prior to sale of the Product in Germany or U.K. or

(B)             as follows if such condition is to be fulfilled subsequent to approval and sale of the Product in Germany or U.K.:

(aa)         the first $ [**].- shall be borne solely by CollaGenex;

(bb)         the next $ [**].- shall be borne solely by MediGene;

(cc)                          Amounts in excess of $ [**].- shall be split with [**]% borne by CollaGenex and [**]% borne by MediGene,

provided, however, that if MediGene reasonably estimates that the cost of fulfilling any post-approval condition will exceed $ [**].-, MediGene shall have the right, at any time, during a period of [**] days following the announcement of a post approval condition, to refuse to fund the fulfillment of such post approval condition, in which case all of its rights and obligations under this Agreement with respect to the country requiring such post approval condition shall terminate.

(iii)                          CollaGenex warrants, that it will promptly transfer on a country-by-country basis to MediGene all the national marketing authorisations that CollaGenex obtains in the Territory; provided, however, that if transfer of such marketing authorisations is for any reason not permitted, CollaGenex will use best efforts to provide MediGene with all the rights necessary to carry out the activities contemplated by this Agreement.  At the time of each such transfer, MediGene shall assume the responsibilities of a marketing authorisation holder in the relevant country. CollaGenex shall provide MediGene with copies of or access to all the documents received by CollaGenex in connection with achieving of or applying for national marketing authorisations, together with such clinical documentation and clinical results as may be needed by MediGene (including its affiliates or sublicensees) to fulfill its obligations under this Agreement and to comply with applicable laws in the Territory.

(iv)                         Immediately following RMA Approval CollaGenex will transfer to MediGene the sponsorship of all national marketing authorisations that are pending at that time, provided, however, that if transfer of such marketing authorisations is for any reason not permitted, CollaGenex will use best efforts to provide MediGene with all the rights necessary to carry out the activities contemplated by this Agreement.

(b)                   Further Marketing Authorisations  [**] days after receipt of RMA Approval, MediGene shall formulate, submit to CollaGenex, and begin diligently to pursue a plan for obtaining marketing authorisations for the Product [**]. Such plan shall be subject to approval by CollaGenex (such approval not to be unreasonably withheld). In the event that MediGene fails for any reason to put together a plan that meets with CollaGenex’s reasonable approval with respect to any country, or fails to obtain a marketing authorisation in any country specified in the approved plan within the time frame set out for such country in the plan, then CollaGenex shall have the right itself, or through a third party, on a co-exclusive basis to seek a marketing authorization in such country and to market and sell the Product in such country.

(c)                    Specifications. In its dealings with regulatory agencies in the Territory in connection with obtaining or maintaining marketing authorisations, MediGene shall not agree to any changes in the Specifications for the  Product without obtaining advance written approval of CollaGenex, pursuant to the notice procedure specified in Section 21.

(d)                   Pricing Negotiations.   MediGene shall be responsible for pricing and reimbursement negotiations with relevant authorities and private-sector pharmaceutical benefit management organizations in the Territory.

(e)                    Status Reports.  In its Quarterly Reports MediGene shall inform CollaGenex each quarter of the status of (i) its efforts to obtain marketing authorisations in the Territory and (ii) pricing and reimbursement negotiations for authorised products in the Territory.

(f)                      Cooperation in Regulatory Affairs. Upon reasonable advance notice each Party agrees to make its employees and non-employee consultants reasonably available (up to 40 hours per year) at their respective places of employment to consult with the other Party on issues arising in connection with any request from any regulatory agency, including , without limitation, regulatory, scientific, technical and clinical testing.

(g)                   Maintenance of Marketing Authorisations.  At the time of receiving the transfer from CollaGenex of any marketing authorization, or of itself obtaining any marketing authorisation, MediGene shall assume the reponsibilities of Marketing Authorisation Holder in the relevant country and will, at its sole cost and expense, maintain all such marketing authorisations or other rights, including obtaining any variations or renewals thereof and paying any license or other fees required as part of such maintenance.

(h)                   Registration Dossiers.  CollaGenex shall have the right of full access at any time to any of the registration dossiers of MediGene, including stability and all other data associated with the Product, to enable CollaGenex (or an affiliate of CollaGenex or an authorised regulatory agent of CollaGenex) to utilise the data contained therein for any registration applications that CollaGenex may wish to make in any jurisdiction for any product for clinical indications outside dermatology.

(i)                       Adverse Drug Event Reporting. Parties will enter into a separate agreement concerning Adverse Drug Event Reporting reflecting the requirements of applicable laws and regulations.

7.             Manufacture, Purchase and Supply of Product

(a)                    Purchases.  Until MediGene has exercised its right to manufacture and executed the Technology Transfer Agreement pursuant to Section 12 of this Agreement, and additionally thereafter for any transitional period provided in the Technology Transfer Agreement (such entire period being referred to as the “Purchase Period”), MediGene shall purchase the Product exclusively from CollaGenex and CollaGenex agrees to manufacture or have manufactured and sell the Product exclusively for and to MediGene during the Term of this Agreement for sale of Product in the Territory.

(b)                   Quality Assurance. CollaGenex shall manufacture or have manufactured the Product in accordance with the specifications set forth in the approval of the marketing authorisations in the Territory (the “Specifications”), all laws and guidelines that apply to it or its operations, Good Manufacturing Practices (including European GMP) and applicable laws, guidelines and regulations referenced in the marketing authorisation issued by the reference member state, provided, however, that any additional costs incurred in conforming to such Specifications, practices or guidelines, to the extent they deviate from the specifications of the Product set forth in the FDA approval relating to NDA 50/805, shall be borne by MediGene. However, if those additional costs include set up or other costs prior to initiation of manufacture that are estimated by MediGene as likely to exceed $ 1,000,000.-, then MediGene shall have the right to terminate this Agreement pursuant to section 16 (c) (v). CollaGenex shall not, without prior written notice to MediGene, change its current contract manufacturer Cardinal Health and will not delegate, assign, or otherwise contract out to any other  person any portion of manufacturing.

(c)                    Forecasting.   MediGene shall provide CollaGenex with a rolling twelve month non-binding forecast of anticipated quantities and order dates for Products.  Such forecast shall be updated and submitted quarterly, within the [**] day period following the end of each quarterly accounting period.  CollaGenex will use reasonable commercial efforts to meet orders for Products that exceed the forecast, but shall incur no liability if it is unable to do so.

(d)                   Batch Size.  Purchase Orders shall be in multiples of [**] Batches, with one batch having the size of approximately [**] capsules (a “Batch”), packed into [**] drums each weighing approximately [**].

(e)                    Order and Acceptance.  MediGene shall place orders for Product with CollaGenex from time to time, not less than [**] Calendar Days prior to the requested date of delivery, on the terms and conditions of this Agreement, which shall have precedence over the terms of any purchase order issued by either party, save in respect of quantities, prices, and delivery dates.  CollaGenex shall acknowledge every order it receives. Although no order shall be binding unless and until accepted by CollaGenex, provided that CollaGenex shall be obliged to accept orders at least once per quarter that do not exceed the applicable forecast or one Batch.  CollaGenex shall notify MediGene within [**] business Business Days [**] of receipt regarding the acceptance or rejection of a purchase order. Accepted purchase orders shall be binding (a “Business Day” being a day on which the banks are open for business in both Newtown, Pennsylvania and Munich).

(f)                      Labeling and Packaging.  MediGene shall label and package all Product in accordance with the applicable marketing authorisation and with all other requirements under laws applicable to importing, marketing, distribution and sale in the Territory, and shall be responsible, at its own expense, for validating all packaging and handling facilities necessary to complete this process, and paying all fees associated therewith.

(g)                   Sufficient Quantities. MediGene shall maintain, subject to availability and delivery from CollaGenex, sufficient stock of Products to respond to customer demand without delay at all times, and as a minimum shall keep sufficient quantities in stock to supply [**] months of projected sales.

(h)                   Storage.  MediGene shall store the Product in accordance with the provisions of applicable marketing authorisations and in accordance with the requirements pertaining to the storage of human pharmaceutical products from time to time in force in the Territory, including the Guidelines on Good Distribution Practices adopted from time to time by the European Commission.

(i)                       Delivery and Risk of Loss. The terms of delivery from CollaGenex to MediGene shall be “ex works CollaGenex’s (or its manufacturer’s) warehouse” as defined in Incoterms 2000, and ownership and risk of loss shall pass to MediGene accordingly.

(j)                       Delay.  CollaGenex shall promptly provide MediGene with as much notice in writing as possible of a potential delay in supply of the Product and such notice shall explain fully the reason for such delay. The Parties shall then discuss how the delay may be minimized or avoided.

(k)                    Remaining Shelf Life. Product delivered to MediGene must have a remaining shelf life of at least [**]% of the shelf life acknowledged by a competent authority.  Initially this remaining shelf life shall not be less than [**] months.

8.             Transfer Price of Product

(a)                    Transfer Price.  Unless otherwise agreed upon in writing between the Parties, the price of the Products when sold by CollaGenex to MediGene (the “Transfer Price”) shall be US $ [**] per capsule. This price is approximately equivalent to [**]% of the price currently paid by CollaGenex to its contract manufacturer.

(b)                   Price Increase.  The price of the Product may be increased by CollaGenex from time to time, but not more than [**], by giving notice to MediGene [**] Calendar Days prior to the date scheduled for such change, provided, however, that the Transfer Price resulting from any such increase shall not exceed the greater of

(i)                                The [**] multiplied by the [**] in the producer price index published by the United States department of Labor over the applicable twelve month period; or

(ii)                             [**]% of the price paid by CollaGenex to its contract manufacturer for the Product.

(c)                    Payment Terms.  Invoices for Products supplied under this Agreement shall be payable by MediGene net [**] Calendar Days from the date of delivery, by bank transfer to such account as CollaGenex shall specify in writing.

(d)                   Taxes.  All sales, use, transfer and other taxes including VAT and duties imposed with respect to the Products or their sale by CollaGenex to MediGene shall be paid by MediGene, and shall not diminish or be deducted from the amount of payments due to CollaGenex.

9.             Product Documentation and Inspection

(a)                    Certificate of Analysis.  Each Batch of Product shipped to MediGene shall be accompanied by a Certificate of Analysis and a certificate of compliance or release certificate that confirms conformity of the Product with the Specifications  and that the Product was manufactured and tested in compliance with the Specifications, applicable laws and recognised pharmaceutical rules. Disposition showing the date of manufacture and the expiry date of the Products.

(b)                   Inspection upon delivery.  MediGene shall inspect each delivery of the Product within [**] Business Days of receipt at MediGene’s premises (or at the premises of its authorised representative) and shall notify CollaGenex by facsimile, with a hard copy by airmail, within [**] Business Days of such inspection of any shortages, damage or discrepancies after which, in the absence of such notification, the whole delivery of Product shall be deemed accepted free of such shortages, damages or discrepancies.

(c)                    Claim of Non-Conformity.  In the event of a claim by MediGene of shortages, damage or discrepancies, MediGene shall make available to CollaGenex (or to an authorised representative of CollaGenex) all reasonable facilities for the inspection of the Product.  In the event of acceptance by CollaGenex of a complaint in respect of shortages, damage or discrepancies, CollaGenex shall take back the Product and, at the discretion of MediGene, either promptly replace the affected Products free of charge or issue a credit note in favor of MediGene.

(d)                   Testing and Release of the Product.  MediGene shall engage a qualified person in accordance with the Community Code on Medicinal Products 2001/83, as amended, and relevant national requirements.  MediGene shall test, as necessary, and release the Product on entry to a country of the European Union in accordance with the terms of the marketing authorisation for such country.  Copies of the test results, certificates of conformity and certificates of release shall be sent to CollaGenex as soon as reasonably possible after they are received by MediGene and such test results and certificates shall be considered as Confidential Information.

(e)                    Failure of Test.  In the event of a delivery of the Product failing testing and release in accordance with the terms of a marketing authorisation, MediGene shall promptly notify CollaGenex and furnish CollaGenex with the test results. CollaGenex shall then be afforded not less than [**] but no more than [**] Business Days to re-perform all relevant tests (including microbial tests) from retained samples of the relevant batch.  CollaGenex shall furnish MediGene with a copy of its re-test results as soon as they are available.  In the event of confirmation, by re-test, that the batch does not meet the specifications of the marketing authorisation, then CollaGenex shall take back the Product and promptly [**] with CollaGenex meeting the [**] to the Territory within [**] Calendar Days of the provision of the re-test results to MediGene.

(f)                      Conflicting Results.  In the event of conflicting results by re-test, the Parties shall appoint a duly validated independent laboratory to conduct a third test, and the findings of such laboratory shall be binding on the Parties.  If the independent tests indicate that the batch does not meet the Specifications, then CollaGenex shall pay the [**] and [**] with CollaGenex meeting the [**] to the Territory within [**] Calendar Days of the provision of the re-test results to MediGene.  If the independent tests indicate that the batch does meet the specifications of the marketing authorisation, then MediGene shall pay the [**] and shall be solely responsible for taking the matter further with the relevant importation authority.

10.           Changes in Product Formulation

(a)                    Notice.  Subject to the last sentence of this Section, should CollaGenex intend, or be required, to change the Specifications, formulation, presentation, method of manufacture, manufacturing location, composition or make any other material change to the Product, then it will provide MediGene with as much written notice as possible to that effect, such notice to provide full details of the material change.  In any event, CollaGenex will provide not less than [**] Calendar Days notice to MediGene before implementing the material change to the Product contemplated by CollaGenex. Any such change contemplated by this Section that is not required by a regulatory authority is subject to prior written approval by MediGene, not to be unreasonably withheld or delayed.

(b)                   Conforming Changes.  In the event of receipt of a notice in accordance with the preceding paragraph, MediGene will be responsible for making the applications for variations (if any) to the Marketing Authorisation(s) and CollaGenex shall promptly furnish MediGene with reasonable assistance in providing data, information and the like that may be required by MediGene or by a regulatory agency in the Territory to successfully procure such variations.  The third party costs or regulatory agency fees associated with making and progressing such applications for variations to Marketing Authorisations shall be borne by MediGene in case that the Changes are required by any regulatory authority. In any other case costs shall be borne by CollaGenex.

11.           Regulatory Compliance and Pharmacovigilance

(a)                    Importation.  MediGene shall be responsible for obtaining any import licence and import certificate required under applicable national laws in the Territory in order to import the Product into the Territory.

(b)                   Reporting.  MediGene shall comply with all laws, regulations, and guidelines in the Territory pertaining to adverse events and the reporting thereof, as well as other aspects of pharmacovigilance.  MediGene shall be responsible for all communications with any government agencies in the Territory with respect to these matters and other reporting obligations, provided, however, that CollaGenex shall promptly provide MediGene with all reasonable assistance in this regard, and use all reasonable endeavors to keep MediGene informed in relation to serious adverse events relating to the Product or doxycycline monohydrate 40mg capsules for q.d. dosage which are specifically and directly reported to it whether from inside or outside the Territory. Parties will enter into a separate agreement in regard of adverse event reporting before the sale of the Product in the Territory is initiated in order to apply with the applicable laws.

(c)                    Inspections and certificates.  In order to comply with the provisions of applicable EU Directives or national GMP regulations relating to the importation of pharmaceutical products, the facilities of CollaGenex, or its contract manufacturer, may be inspected by a regulatory agency from the Territory.  Any fees required by the regulatory agency for, or other costs incurred by CollaGenex in connection with, such inspection shall be borne by MediGene.  If as a result of such inspection the manufacturing process has to be changed in order to comply with national/European GMP-standards, the arising costs shall also be borne by MediGene. CollaGenex will use its reasonable endeavors to provide both MediGene and the regulatory agency all assistance in the carrying out of such inspections, and CollaGenex shall furnish MediGene with copies of all inspection reports (redacted only as necessary) that the regulatory agency provides, post inspection, to it or its contract manufacturer.  Such reports shall be treated as Confidential Information hereunder.

(d)                   Manufacturing Licenses.  CollaGenex shall furnish MediGene with copies of all inspection reports of its manufacturing facilities (redacted only as necessary) from the United States Food & Drug Administration (“FDA”) together with copies of licences and other documents issued by the FDA or analogous regulatory authorities to it or its contract manufacturer.  Such reports, licences and the like shall be treated as Confidential Information hereunder.

(e)                    Recalls.  MediGene shall be solely responsible for managing Product returns and for taking all decisions and actions relating to the recall or proposed recall of any of the Products, provided, however, that to the extent any such recall is a result of a defect in a Product resulting from its manufacture by CollaGenex or its contract manufacturer, CollaGenex shall reimburse such reasonable out of pocket expenses as MediGene incurs in effecting such recall.

(f)                      U.S. Regulatory Compliance.  MediGene shall promptly inform CollaGenex of any adverse or other event that might be required to be reported to a United States regulatory agency, including all adverse event reports or product defect reports, as soon as it may become aware of the same, and shall assist CollaGenex in meeting its responsibilities regarding the collection, investigation and reporting of Adverse Drug Effects in compliance with United States national laws and regulations provided, however, that CollaGenex shall be responsible for all communication with any United States governmental agencies and for satisfying the regulatory requirements of such agencies relating to the promotion and sale of the Products by MediGene in the Territory.

12.           Manufacture of Product

(a)                    Initial Manufacture.  CollaGenex shall be responsible for the manufacture of the Product for the duration of the Purchase Period.  CollaGenex may subcontract all or any part of the manufacturing process.

(b)                   Exercise of Right to Manufacture.   MediGene may exercise its  right to manufacture the Product for itself at any time during the term of this Agreement upon [**] notice to CollaGenex.

(c)                    Inspection and Validation  All costs and fees associated with inspection and validation by any competent authority in the Territory of any facility at which MediGene or its manufacturer may conduct the manufacturing process shall be borne exclusively by MediGene.

(d)                   Technology Transfer.  In connection with the exercise of MediGene’s right to manufacture, CollaGenex shall enter into an appropriate technology transfer agreement with MediGene (the “Technology Transfer Agreement”) setting out the services, licenses, know-how transfers, documents etc. which are necessary and appropriate to conduct the manufacture of the Product which MediGene may require of CollaGenex in connection with the technology transfer. CollaGenex shall deliver any and all such documents necessary to conduct the manufacturing process promptly on request. MediGene shall not be obliged to pay under the Technology Transfer Agreement any royalty or service fees or reimbursement for licenses, neither will it receive any ongoing maintenance or support services after the initial set up and start up phase.  CollaGenex will, however, be compensated reasonably for time spent by CollaGenex employees or consultants to perform such initial set up and start up services and will be reimbursed for all reasonable out of pocket expenses incurred in connection therewith.  The Technology Transfer Agreement shall also include provisions superseding the provisions of Articles 7, 10 and 11 of this Agreement.

(e)                    Export License  It shall be a specific condition precedent to any transfer of technology by CollaGenex to MediGene, that CollaGenex shall have received from the government of the United States of America any required export license or licenses permitting the export of technology, intellectual property rights and other information and data relating to the manufacture of the Products and necessary to the proper exercise by MediGene of its rights hereunder.

(f)                      Failure to Agree.  If for any reason the Parties are unable to reach agreement on the terms of the Technology Transfer Agreement, after making good faith efforts for a period of [**] months following the provision of notice by MediGene to CollaGenex that it intends to exercise its right to manufacture the Products, the Purchase Period shall be extended indefinitely unless and until either Party exercises its right to terminate this Agreement. For the avoidance of doubt it is stated that the failure to agree does not constitute an independant right to terminate this Agreement.

13.           Maintenance and Defense of Intellectual Property.

(a)                    Maintenance and Prosecution.   CollaGenex shall at its own expense maintain all of the Trademarks and Patents, and shall diligently prosecute those patent applications, referenced on or arising out of any of the applications referenced on Exhibit B. CollaGenex will inform MediGene about any change in the status of any such Patent, Trademark or any such patent application.  MediGene shall, at no cost or expense to MediGene, provide such assistance and cooperation in the Territory as CollaGenex shall reasonably request.

(b)                   Notice.  Each Party shall promptly notify the other of any activity in the Territory that might constitute infringement of the Trademarks or Patents or illegal or unauthorized use of the Product Know-How or Product Data.

(c)                    Prosecution of Infringement and Patent Enforcement.  CollaGenex shall, to the extent it is authorized or permitted by its licensors, vigorously assert and defend the Patents and other Licensed Assets relating to the Products and shall prosecute the judicial or administrative proceedings against infringements or unauthorized use of the Licensed Assets. Parties will agree upon reasonable measures (including legal actions and litigation), taking into account the cost and potential commercial benefit of such actions, to seek to enjoin the entry into the market of any product that might infringe such Patents or other elements of the Licensed Assets. Upon CollaGenex’s request, MediGene shall, at CollaGenex’s cost and expense, provide such support to CollaGenex as may be necessary to successfully prosecute any action against such infringement.

(d)                   Failure to Enforce.  In the event, that CollaGenex fails to initiate reasonable measures against any infringement or unauthorized use of the Licensed Assets within [**] days after notice given by either Party to the other of said infringement, MediGene may take and control such action as it deems appropriate, including without limitation, the filing of a lawsuit against the infringing third party. In such event CollaGenex shall, at CollaGenexs’ cost and expense, provide such support to MediGene as may be necessary to successfully prosecute any action against such infringement.

(e)                    Right to Control.  The Party undertaking the legal action or lawsuit shall have the right to control such action, notwithstanding the right of the other Party to join voluntarily any lawsuit or legal action and to participate at its own expense. The Party controlling any lawsuit or legal action may not settle or consent to a judgement without the express written consent of the non-controlling Party, such consent not to be unreasonable withheld or delayed.

(f)                      Enforcement Expenses.  The expenses of the controlling Party of taking any measure, or maintaining any action or litigation in defense of the Licensed Assets in the Territory shall be allocated equally between the parties. Notwithstanding the respective indemnity obligations of the Parties set forth in Sec. 22 nothing in this paragraph shall relieve MediGene of its obligations to continue to pay royalties during the pendency of any such action or litigation.

(g)                   Allocation. Unless otherwise mutually agreed by the Parties, and subject to the respective indemnity obligations of the Parties set forth in Sec. 22, all monies recovered upon the final judgment or settlement of any lawsuit or legal action shall be allocated

(i)                                               first, to reimburse the controlling Party for its cost relating to the legal action (including attorneys’ fees);

(ii)                                            second, to the parties to the action (both controlling or joining voluntarily, but no compulsory joinder) on a pro rata basis to the extent of any Losses incurred by them as a result of the infringement; and

(iii)              third, to the controlling Party

(h)                   Infringement actions by third parties. In the event that any claim, action or proceeding against a Party to this Agreement is threatened or commenced and such claim, action or proceeding pertains to Licensed Assets,  the Party shall give prompt notice to the other Party.  CollaGenex shall, at its sole cost and expense, defend any and all such infringement claim, action or proceeding directed against MediGene for the use of the Licensed Assets within the scope of this Agreement , and shall indemnify and hold harmless MediGene from any and all Losses incurred with respect to any such claim and MediGene shall provide such assistance and cooperation as may be necessary to successfully defend any such claim, action or proceeding.

14.           Compliance with Laws.

(a)                    Territory Laws.  MediGene shall in all material respects conform its practices and procedures relating to the marketing, detailing and promotion of the Products in the Territory to all applicable Territory laws, regulations and guidelines.

(b)                   Government Officials.  MediGene warrants that during the term of this Agreement, none of its employees, agents, officers, or other members of its management are officials, officers, or representatives of any government and that MediGene shall not make any payment of money or other assets, including but not limited to the compensation MediGene derives from this Agreement (hereinafter collectively referred to as a “Payment”), to government officials where such Payment would constitute a violation of any law in the Territory or the U.S. In addition, regardless of legality, neither MediGene nor any of its employees, agents, officers, or other members of its management shall make any Payment to government officials or persons acting on their behalf or to representatives of other businesses for the purpose of influencing decisions or actions with respect to the subject matter of this Agreement or any other aspect of CollaGenex’s business.

15.           Representations and Warranties

(a)                                  Ownership of Licensed Assets.  As of the Effective Date, CollaGenex represents and warrants that

(i)                                It is the sole owner of the CollaGenex Patents and the Trademarks;

(ii)                             It is the duly authorized exclusive licensee of the SUNY Patents and the Supernus Patents in the field of dermatology and is in good standing under the terms of the respective agreements under which it takes such interest and is empowered to grant exclusive sublicenses under this Agreement to the SUNY Patents and the Supernus Patents;

(iii)                          It has not granted any license to market, distribute, sell and manufacture the Product in the Territory and is under no obligation to grant such license, except to MediGene, nor has it granted nor is under any obligation to grant any license under the Licensed Assets, except that the rights of its successor to the dental business include a right of access to certain data included as part of the Product Data, to the extent such data may in future be requested by such licensee in connection with an application for marketing authorization for a product having as its active ingredient doxycycline for the treatment of periodontitis;

(b)                                 Adequacy of Licensed Assets. As of the Effective Date, CollaGenex represents and warrants that the Licensed Assets are appropriate and, assuming RMA Approval, sufficient to market, distribute, sell and manufacture the Product in the Territory;

(c)                                  Patent Proceedings.  As of the Effective Date, CollaGenex represents and warrants that to the best of its knowledge, no patent or patent application within the Patents is subject of any pending interference, opposition, cancellation or other protest proceeding;

(d)                                 Infringement.  As of the Effective Date, CollaGenex represents and warrants that it has no actual knowledge of any claim, infringement or circumstance which would indicate that, the Product or the use of any of the Trademarks infringes the valid published intellectual property rights of any third party or that the marketing, distribution, sale and manufacture of the Product in the Territory will infringe any valid third Party patent rights in or affecting the territory;

(e)                                  Conformity of Product.  As of the Effective Date, CollaGenex represents and warrants that at the time of delivery of the Product such Product will conform to and will have been manufactured in conformance with the Specifications and the laws that apply to CollaGenex or its operations, Good Manufacturing Practice and applicable laws, guidelines and regulations referenced in the marketing authorisation issued by the reference member state.

(f)                                    No Pending Proceeedings.  As of the Effective Date, each Party hereby represents and warrants to the other Party, that there is no action, suit or proceeding pending against or affecting, or, to the best knowledge of either Party, threatened against or affecting that Party or any of its assets, before any court, arbitrator or any governmental authority, that would, if decided against either Party, have a material adverse effect on that Party’s ability to consummate the transactions contemplated by this Agreement.

16.           Term and Termination of Agreement

(a)                    Term.  This Agreement shall become effective on the Effective Date and unless otherwise terminated or renewed pursuant to its terms, shall endure on a country by country basis until the expiration of the last of the Patents to expire in such country (the “Term”).

(b)                   Termination by CollaGenex.  CollaGenex may terminate this Agreement:

(i)                                prior to the time competition by systemic antibiotic products with submicrobial formulations or applications, including but not limited to incyclinide, is launched in the Territory, upon 180 Calendar Days notice to MediGene if MediGene does not achieve the Minimum Sales in the Annual Accounting Period of 2009 or any Annual Accounting Period thereafter, and during the first 30 Calendar Days following such notice MediGene does not pay CollaGenex a “Cure Payment” in an amount equal to the minimum royalties applicable to such Annual Accounting Period.  The Cure Payment shall be in addition to MediGene’s preexisting obligation to pay the minimum royalty applicable to such period;

[For example, if sales in the 2009 Annual Accounting Period totaled $[**], MediGene would, as a preexisting obligation, owe CollaGenex $[**], being the difference between the earned royalty of $[**] and the minimum royalty of $[**].  In addition, if MediGene wished to preempt CollaGenex’s right of termination, MediGene would have to pay CollaGenex a further $[**].]

(ii)                             upon 90 Calendar Days notice to MediGene if MediGene is in breach of any other material obligation under this Agreement, and such breach is not cured within such 90 day period;

(iii)                          immediately if MediGene files an application for insolvency or bankruptcy, or MediGene becomes unable, in the ordinary course of business, to pay its obligations in a timely manner.

(c)                    Termination by MediGene.  MediGene may terminate this Agreement upon 90 Calendar Days notice to CollaGenex if

(i)                           CollaGenex is in breach of any material obligation under this Agreement, and such breach is not cured within such 90 day period;

(ii)                        the RMA Approval is not granted before December 31st 2008;

(iii)                     with respect to CollaGenex an application for insolvency or bankruptcy  proceedings is filed, or CollaGenex becomes unable, in the ordinary course of business, to pay its obligations in a timely manner;

(iv)                    with respect to U.K. or Germany, the circumstances described in section 6 (a) (ii) (B) eventuate (in which case the termination shall be with respect only to the affected country);

(v)                       the additional set up costs described in section 7 (b) are estimated as likely to exceed $ 1,000,000.-.

 (d)                              Consequences of Termination.  Upon termination of this Agreement for any reason,

(i)                                                   all outstanding payments due and payable to CollaGenex shall be immediately paid,  except in case that MediGene terminates this Agreement according to Sec.16 (c) (i);

(ii)                                                MediGene will cease all use of the Patents, Trademarks, Product Know-How and Product Data, provided, however, that in case of termination as a result of expiration according Sec. 16 (a) MediGene will have the right, in exchange for a reasonable royalty, to continue the use of the Trademarks, Product Know-How and Product Data in the Territory;

(iii)                                             MediGene shall promptly return and CollaGenex will repurchase any unused Products at the prices set forth in this Agreement;

(iv)                                            each Party will return to the other or destroy any Confidential Information of the other acquired as a result of exchanges of information pursuant to or in contemplation of this Agreement;

(v)                                               MediGene shall immediately transfer all marketing authorisations and all rights in marketing authorisations back to CollaGenex and shall notify the competent authorities about the change in such rights in accordance with applicable national requirements, provided, however, that in case of termination as a result of expiration according Sec. 16 (a) MediGene will have the right to continue to use the marketing authorizations without payment.

Exercising the remedy of termination shall not preclude the terminating Party from exercising any other of those remedies to which it may be entitled under this Agreement or applicable law.

17.           Relationship of the Parties.  In fulfilling its obligations under this Agreement, MediGene is acting as an independent contractor.  Except as contemplated under this Agreement, it does not have the right to, and will not at any time hereafter without CollaGenex’s prior written consent, transact any business in the name of CollaGenex or obligate it in any manner, character or description.  Absent its prior written consent, CollaGenex shall not, under any circumstances, be liable for any agreement, contract, representation or warranty which MediGene has made or may enter into or make.  MediGene shall in respect to obligations under this Section 17 indemnify and hold CollaGenex harmless from the consequences of representations or warranties made by MediGene except as expressly authorized by CollaGenex in writing.  This Agreement does not establish or create a partnership or joint venture among the parties.

18.           Dispute Resolution.

(a)                    Negotiation.  The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between responsible representatives of the Parties.

(b)                   Executives.  If such representatives are unable to resolve any dispute, it shall be referred to two senior executives, one of each Party, who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement.

(c)                    Mediation.  Any dispute that has not been resolved within sixty (60) Calendar Days of being referred to the senior executives shall be referred to mediation before a mediator that is mutually acceptable to the Parties, and such mediation shall be conducted as soon as practicable, but in no event after more than a further 60 Calendar Days.

(d)                   Trial.  If the Parties fail to resolve a dispute through mediation, either party may sue for resolution of the dispute in a Court of competent jurisdiction, provided, however, that if MediGene shall initiate such suit, such court shall be located in the State of Pennsylvania, USA, and if CollaGenex shall initiate such suit, such court shall be located in the Land of Bavaria, Germany.

19.           Confidentiality.  In the course of this Agreement, it is anticipated that each Party will learn of information that the other regards as confidential or proprietary, including, but not limited to, information relating to the Products, technical know-how, processes, customers, suppliers, pricing programs and strategies (“Confidential Information”).  This information and any other information which may be acquired by either Party with respect to the other’s business shall be subject to the terms of the Non-Disclosure Agreement signed between the Parties on June 1, 2006, which is attached as Exhibit C and incorporated herein by reference. This Non-Disclosure Agreement shall be interpreted in the sense of this Agreement, and CollaGenex and MediGene shall be released from the obligations of such Non-Disclosure Agreement  as far as such obligation conflicts with obligations under this Agreement or will prevent or frustrate the fulfillment or accomplishment of this Agreement and MediGene shall be especially released from such obligations in regard of any sublicense granted under this Agreement. This undertaking to keep information confidential will survive the termination of this Agreement for a period of [**] years.

20.           Force Majeure.  Neither Party shall be liable for failure or delay in fulfilling its obligations under this Agreement where such failure or delay is caused by or results from causes beyond the the reasonable control of the affected Party, including but not limited   to  fires, earthquakes, acts of God or causes beyond its control (such occurrence being referred to as an event of “Force Majeure”), provided however, that such Party shall be excused from performance only to the extent of such failure or delay.  If an event of Force Majeure occurs, the affected Party shall promptly notify the other Party, and the Parties shall attempt, in good faith, to rearrange their relationship, including by amicable termination, so as to minimize the ill effects of the event on each other.

21.           Notices.  Wherever notice is required or permitted hereunder, it shall be by personal delivery, first class mail, overnight delivery service, or sent by facsimile transmission, with electronic confirmation, properly directed to the party at its address above to the attention of

If to MediGene:	If to CollaGenex:
Legal Counsel	Legal Counsel

22.           Insurance and Indemnification.

(a)                    Insurance Coverage.                During the Term of this Agreement and for a period of two (2) years thereafter, each Party shall carry and maintain product liability coverage of not less than five million dollars ($5,000,000) per occurrence and in aggregate per year to cover any liability that may arise under this Agreement or as required by applicable law.  Each Party shall provide evidence to the other Party of such insurance upon request.

(b)                   Indemnity  by CollaGenex. CollaGenex agrees to defend, indemnify and hold free and harmless MediGene and its directors, officers and employees from any Losses resulting from claims of every kind or nature whatsoever arising from acts and/or omissions of CollaGenex including, without limitation

(i)                                                 any failure, default, misrepresentation or breach of any warranty, obligation or agreement made by CollaGenex in this Agreement;

(ii)                                              any and all claims arising from third parties in relation to any activity under the control or in the responsibility of CollaGenex.

This indemnity shall not apply however, to the extent any such claims are caused by gross negligence or willful misconduct of MediGene.

(c)                    Indemnification by MediGene. MediGene agrees to defend, indemnify and hold free and harmless CollaGenex and its affiliates, directors, officers and employees from any Losses resulting from claims of every kind or nature whatsoever arising from acts and/or omissions of MediGene including, without limitation

(i)                                                 any failure, default, misrepresentation or breach of any warranty, obligation or agreement made by MediGene in this Agreement;

(ii)                                              any and all claims arising from third parties in relation to any activity under the control or in the responsibility of MediGene.

This indemnity shall not apply however, to the extent any such claims are caused by gross negligence or willful misconduct of CollaGenex.

(d)                   Notification. Each party shall promptly notify the other of any claim in respect of which the notifying Party intends to claim indemnification under this Article 22.  The Party seeking indemnification will not enter into any settlement, which would admit any fault of the other or place any blame on the Product without the prior written consent of the other Party. Both Parties shall cooperate fully in the investigation of any action, claim or liability covered by this indemnification, shall be given opportunity to assume their own defense, and be represented in any such action or proceeding.

(e)                    Losses  For the purposes of this Section “Losses” shall mean all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals, other reasonable litigation expenses and any reasonable costs and expenses incurred in connection with the enforcement of this Agreement) incurred by a Party in connection with a particular matter

(f)                      No Consequential Damages.      Neither MediGene nor CollaGenex shall be entitled to or liable for any indirect,special, incidential or consequential or punitive damages including, without limitation, damages for loss of , revenue, profit or data  however the same may be caused, including, without limitation, the fault, breach of contract, tort even if such party is advised of the possibility of such damages.

23.           Governing Law.  All questions concerning the validity or meaning of this Agreement or relating to the rights and obligations of the parties with respect to performance under this Agreement shall be construed and resolved under the laws of the State of Pennsylvania, excluding the provisions thereof relating to the conflict of laws.

24.           Severability.  The intention of the Parties is to comply fully with all laws and public policies, and this Agreement shall be construed consistently with all laws and public policies to the extent possible.  If and to the extent that any court or other judicial body determines that it is impossible to construe any provision of this Agreement consistently with any law or public policy and consequently holds that provision to be invalid, such holding shall in no way affect the validity of the other provisions of this Agreement, which shall remain in full force and effect.

25.           Failure or Omission.   No failure or omission by either Party to insist upon or enforce any of the terms of this Agreement shall be deemed a waiver of such terms.

26.           Successors, Assignment, and Divestiture

(a)                    Successors.  This Agreement is binding on the Parties and their successors in interest, including those that may succeed by assignment, transfer or otherwise to the ownership of either of the Parties or of the assets necessary to the conduct of the business to which this Agreement relates.

(b)                   Assignment. This Agreement or any of the rights or obligations created under this Agreement shall not be assignable by either Party hereto without prior written consent of the other Party, except that each Party may assign this Agreement to (a) an affiliated company having the same ultimate ownership as itself or (b) its successor in interest pursuant to a merger, acquisition, reorganization, consolidation or sale of all or substantially all of the assets of the business to which this Agreement relates. Any attempted assignment that does not comply with the requirements of this Section shall be null and void. This Agreement shall be binding upon each of the parties, their successors and permitted assigns.

(c)                    Divestiture.  In the event that either Party contemplates the transfer or sale to a third party of the assets necessary to the conduct of the business to which this Agreement relates, it shall so notify the other Party, and the other Party will have [**] Calendar Days in which either to consent to such transfer or sale or to provide notice of its intention to terminate this Agreement on a date not more than [**] Calendar Days following the giving of such notice.

27.           Complete Agreement.  This Agreement, along with its exhibits, constitutes the entire agreement between the Parties hereto, and cancels and supersedes any and all previous agreements between the Parties with respect to the subject matter hereof.  All modifications or amendments hereto must be in writing and signed by all Parties.  No renewal, termination or cancellation of this Agreement, or modification or waiver of any of its provisions, or any future representation, promise or condition in connection with the subject matter hereof, shall be binding upon CollaGenex unless it is made in writing, dated subsequently and signed on its behalf by an authorized officer or employee.

28.           Public Disclosures.  Neither Party shall make any press release or other public disclosure describing the terms of this Agreement, or the relationship to which it refers, (other than a routine update in regular SEC filings required of CollaGenex) without first giving the other Party the opportunity to review and approve such disclosure.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives:

CollaGenex Pharmaceuticals, Inc.		MediGene AG

By:	/s/ Colin Stewart	By:	/s/ Peter Heinrich
Title:	President & CEO	Title:	CEO
Date:	12/18/06	Date:	12/18/06

EXHIBIT A

Territory

*Netherlands, *Italy, *Luxembourg, *Germany, *Sweden, *Ireland, *United Kingdom, *Austria, *Finland,

France, Belgium, Cyprus, Denmark, Greece, Portugal, Spain, Czech Republic, Estonia, Hungary, Latvia, Lithuania, Malta, Poland, Slovakia, Slovenia,

Russia, Bulgaria, Romania

Iceland, Liechtenstein, *Switzerland, Norway

Serbia, Montenegro, Bosnia, Croatia, Albania, Macedonia, Andorra, Monaco, San Marino, Vatican,

EXHIBIT B - LICENSED ASSETS

Patents — SUPERNUS PATENTS

1	ONCE DAILY FORMULATIONS OF TETRACYCLINES
	Inventor:CHANG RONG-KUN (US); RAOUFINIA ARASH	Applicant: SHIRE LABS INC. (US)
(US); (+1)
EC:
Publication info: EP1615622 - 2006-01-18

Patents — COLLAGENEX PATENTS

2	METHODS OF SIMULTANEOUSLY TREATING OCULAR ROSACEA AND ACNE ROSACEA
	Inventor:ASHLEY ROBERT A (US)	Applicant: COLLAGENEX PHARM INC. (US)
EC:A61K31/65
Publication info: EP1494681 - 2005-01-12

3	Methods of treating acne
	Inventor: Ashley Robert A (US)	Applicant: COLLAGENEX PHARM INC. (US)
EC A61K31/65
Publication info: EP1712236 - 2006-10-18

4	CONTROLLED DELIVERY OF TETRACYCLINE COMPOUNDS AND TETRACYCLINE DERIVATIVES

	Inventor:Ashley Robert A (US)	Applicant: COLLAGENEX PHARM INC. (US);
	EC:A61K9/20H6F2	ASHLEY ROBERT A (US)
Publication info: WOO2083106 - 2002-10-24

5	METHODS OF TREATING ACNE
	Inventor:Ashley Robert A (US)	Applicant: COLLAGENEX PHARM INC. (US)
EC:
Publication info: EP1716856

6	METHODS OF TREATING ACNE
	Inventor:Ashley Robert A (US)	Applicant: COLLAGENEX PHARM INC. (US)
EC:A61531/65
Publication info: EP1383508 - 2004-01-28

(Data supplied from the esp@cenet database)

Patents — SUNY Patents

7	Method of Using Tetracycline Compounds for Inhibition of Endogenous Nitric Oxide Production	Pending EPO # 97938501

Trademarks
Oracea	CTM # 4189114
CGPI	CTM # 4688222
Dermastat	CTM # 2499481
OR40	Pending CTM # 4566964
Unorthodoxycycline	Pending CTM # 2425886
Unorthodoxy	Pending CTM # 5029293

Anti-inflammatory, Not Anti-microbial	Common Law TM

All Product Data referenced in the RMA

For purposes of reporting the royalty streams arising from the various elements of the Licensed Assets, the Parties acknowledge that the following allocation is reasonable:

(i)                                [**]% of Net Sales in consideration for its sublicense to the SUNY Patents and related know-how;

(ii)                             [**]% of Net Sales in consideration for its sublicense to the Supernus Patents and related know-how;

(iii)                          [**]% of Net Sales in consideration for its license to the CollaGenex Patents and related know-how;

(iv)                         [**]% of Net Sales on the first U.S. $10 million of Net Sales in any Annual Accounting Period in consideration for its license to the rest of the Licensed Assets; and

(v)                            [**]% of Net Sales on Net Sales in excess of U.S. $10 million in any Annual Accounting Period in consideration for its license to the rest of the Licensed Assets.

CollaGenex may reallocate the above royalties at any time, but it is not the intention of the Parties that any such reallocation would in any circumstances reduce or increase the aggregate level of running royalties payable under this Agreement.

EXHIBIT C

Confidentiality Agreement

[MUTUAL NDA FORM - TRANSACTION]

CONFIDENTIALITY AGREEMENT

This Agreement is dated June 1, 2006 (the “Effective Date”), between CollaGenex Pharmaceuticals, Inc., a Delaware corporation (“CGPI”) with offices at 41 University Drive, Newtown, Pennsylvania 18940, USA and MediGene AG, a German corporation with offices at Lochhamer Str. 11, 82152 Planagg/Martinsried, Germany (“MediGene”)

1.   Background.  CGPI and MediGene (the “Parties”) intend to engage in discussions and negotiations concerning the possible establishment of a business relationship concerning Oracea and other pipeline products/projects (the “Project”).  In the course of such discussions and negotiations, it is anticipated that each Party will disclose to the other Party trade secrets or confidential or proprietary information for the purpose of enabling the other party to evaluate the feasibility of the Project (the “Purpose”).  The parties wish to assure the confidentiality of such trade secrets and confidential or proprietary information.

2.   Definitions.  As used in this Agreement:

(i)                     the Party disclosing Proprietary Information is referred to as the “Disclosing Party”;

(ii)                  information such as accounts, forecasts, organization charts, plans, contracts, market or sales data, workforce data, technical and other product data which by its nature is considered to be confidential and/or proprietary to the Disclosing Party, is referred to as “Proprietary Information”.  “Proprietary Information” includes any other information which is designated in writing by the Disclosing Party as confidential or proprietary, as well as any analyses or other documents prepared by the Recipient or its Representatives based wholly or partly on any Proprietary Information; the Party receiving Proprietary information is referred to as the “Recipient”;

(iii)               a Party’s directors, officers, employees, agents or advisors (such as attorneys, accountants, consultants, bankers, and other advisors) and any companies more than 50% owned by or under common ownership with that Party are referred to collectively as “Representatives”.

3.   Non-Use and Non-Disclosure of Proprietary Information.

(i)                     The Recipient and its Representatives shall not use Proprietary Information except for the purpose of evaluating the Project.

(ii)                  The Recipient and its Representative shall not disclose any Proprietary Information to anyone who does not have a need to know it in order to evaluate the Project, and shall take the same precautions and measures to prevent unauthorized disclosure as it would take with respect to its own confidential information.

(iii)               Neither Party shall disclose the existence, scope, content or status of their discussions with the other Party concerning the Project.

(iv)              Recipient shall be responsible for any breach of this Agreement by any of its Representatives.

(v)                 Recipient may disclose Proprietary Information to the extent required to comply with applicable laws, provided that the Recipient provides prior written notice to the Disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

4.     Term of Agreement.             This Agreement shall be for a fixed term of [**] years from the Effective Date.

5.     Limitation on Obligations.

(a)         The obligations of non-use and non-disclosure shall not apply to any Proprietary Information to the extent it:

(i)                     is generally known to the public at the time of disclosure or becomes generally known without the Recipient or its Representatives violating this Agreement;

(ii)                  can be shown by the Recipient to have been in the Recipient’s possession at the time of disclosure; or

(iii)               becomes known to the Recipient through disclosure by sources other than the Disclosing Party without such sources violating any confidentiality obligations to the Disclosing Party; or

(iv)              can be shown by the Recipient to have been developed independently by Recipient or its Representatives without access to any information disclosed pursuant to this Agreement.

(b)        Nothing in this Agreement shall restrict either Party’s right to continue to develop, use or market products or technology that do not incorporate Proprietary Information of the other Party, even though such products or technology may be similar to or compare with products or technology of the other Party.

6.     No Implied Rights

(i)                     The Recipient agrees that it shall not receive any right, title or interest in the Disclosing Party’s Proprietary Information.

(ii)                  Nothing in this Agreement shall imply in either Party any obligation to proceed with the Project, or right of exclusive negotiation, right of first refusal, or other similar right in connection with the Project.

7.     Return of Proprietary Information.    The Recipient shall, promplty upon (and in any event no later than 14 days after receipt of) the written request of the Disclosing Party.

(i)                     return to the Disclosing Party all Proprietary Information in all tangible media received by the Recipient or its Representatives from the Disclosing Party and

(ii)                  destroy any notes, reports or other documents prepared by the Recipient which contain Proprietary Information and any Proprietary Information of the Disclosing Party which is in an intangible medium, except for one (1) copy that may only be used for purposes of reference and proof.

8.     Miscellaneous.

        (i)            Each of the Parties warrants that it is the lawful owner of the Information that it discloses pursuant to this Agreement.

        (ii)           This Agreement supersedes all prior agreements, written or oral, between the parties relating to the subject matter of this Agreement.  This Agreement may not be modified, changed or discharged, in whole or in part, except by an agreement in writing signed by the parties.

        (iii)          This Agreement will be binding upon and inure to the benefit of the Parties’ successors and assigns.

        (iv)          All information is provided “as is”.  No Party makes any representation or warranty, express, implied or otherwise, regarding the accuracy or completeness of any information.  No Disclosing Party will have any liability resulting from the use of such Party’s Proprietary Information by the Recipient.  Neither Party shall be entitled to recover from the other Party any exemplary or punitive damages (as such terms are defined in Black’s Law Dictionary; Eighth Edition) in connection with this Agreement.

        (v)           This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to the Commonwealth’s principles of conflicts of law.  The Parties agree that any dispute arising out of or in relation to this Agreement shall be referred to Arbitration to be conducted in accordance with the International Chamber of Commerce Rules of Arbitration then in effect.  The arbitration shall be held in London, United Kingdom and shall be conducted in English by one arbitrator, appointed by both the Parties in accordance with said Rules.  The decision of such arbitrator shall be final, binding and conclusive on the Parties, and judgment thereon may be entered in any court having jurisdiction over the Parties and the subject matter hereof.

        (vi)          The Parties agree that any breach of this Agreement will cause the Disclosing Party substantial and irreparable injury and, therefore, in the event of any breach, in addition to other remedies which may be available, the Disclosing Party shall have the right to specific performance and other injunctive and equitable relief.

        (vii)         Neither Party nor its Representatives shall, for a period of [**] following signature of this Agreement, solicit for employment, or hire, any Representative of the other Party.

        (viii)        This Agreement may be executed by facsimile and in counterparts, each of which shall constitute a binding agreement.

        EXECUTED this first day of June 2006, by

COLLAGENEX PHARMACEUTICALS, INC.

Signature /s/ J. Gregory Ford

Name: J. Gregory Ford

Title: VP, Business Development & Strategic Planning

MediGene AG

Signature: /s/ Dr. Christine Lemke

Name: Dr. Christine Lemke

Title:   Vice President Business Development

MediGene AG

Signature:  /s/ Dr. Christoph Rehfueb

Name: Dr. Christoph Rehfueb

Title:   Director Intellectual Property

EXHIBIT D

Adjustments to Minimum Royalties and Minimum Sales

Minimum Sales

Approval before

	1-Apr-07	1-Jul-07	1-Oct-07	1-Jan-08
2009	[**]	[**]	[**]	[**]
2010	[**]	[**]	[**]	[**]
2011	[**]	[**]	[**]	[**]
2012+	[**]	[**]	[**]	[**]

Minimum Royalties

Approval  before

	1-Apr-07	1-Jul-07	1-Oct-07	1-Jan-08
2007	[**]	[**]	[**]	[**]
2008	[**]	[**]	[**]	[**]
2009	[**]	[**]	[**]	[**]
2010	[**]	[**]	[**]	[**]
2011	[**]	[**]	[**]	[**]
2012+	[**]	[**]	[**]	[**]